Exhibit 23.1

KPMG LLP
Suite 2000
303 Peachtree Street, N.E.
Atlanta, GA 30308-3210

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-247284, 333-263833, 333-263835 and 333-271139) on Form S-8, (Nos. 333-266001 and 333-275823) on Form S-3, and (No. 333-272876) on Form S-1 of our report dated March 28, 2024, with respect to the financial statements of Femasys Inc.

Atlanta, Georgia
March 28, 2024